Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 21, 2014

Susser Petroleum Partners LP

555 East Airtex Drive

Houston, Texas 77073

Ladies and Gentlemen:

We have acted as counsel to Susser Petroleum Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of 8,000,000 common units representing limited partner interests in the Partnership (“Common Units”) pursuant to the Prospectus Supplement, dated October 21, 2014 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3, as amended, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Partnership on November 14, 2013 and declared effective by the Commission on December 5, 2013 (the “Registration Statement”).  In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Considerations” in the Prospectus Supplement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the offering.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certain other filings made by the Partnership with the Commission, and (iv) other information provided to us by the Partnership and the general partner of the Partnership.

October 21, 2014

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,

/s/ Andrews Kurth LLP